Exhibit 99.1

Annual CEO Certification
(Section 303A.12(a))

As the Chief Executive Officer of Building Materials Holding Corporation and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE's Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303B.12(b) and disclosed as an attachment hereto.

Date: February 20, 2007	/s/ Robert E. Mellor
Robert E. Mellor
Chairman of the Board, President and Chief Executive Officer